SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C.  20549


                           SCHEDULE 13G

                         Amendment No. 2



                  KEWAUNEE SCIENTIFIC CORPORATION
                         (Name of Issuer)



                 Common Stock, $2.50 par value per share
                    (Title of class of securities)



                             492 854 1 04
                           (CUSIP Number)


  Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (l) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item l; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

 The information required in the remainder  of this cover page shall not be deemed to be "filed" for the purpose of Section l8 of the Securities Exchange Act of l934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





 1.   Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

          CASUALTY INSURANCE COMPANY OF FLORIDA

 2.   Check the Appropriate Box if a Member of a Group      (a) [ ]

                                                           (b) [ ]
 3.   SEC Use Only


 4.   Citizenship or Place of Organization

          FLORIDA

 5.   Sole Voting Power

          200,100 Common Shares

 6.   Shared Voting Power

          N/A

 7.   Sole Dispositive Power

          200,100 Common Shares

 8.   Shared Dispositive Power

          N/A

 9.   Aggregate Amount Beneficially Owned By Each Reporting Person

          200,100 Common Shares


 10.  Check Box if the Aggregate Amount in Row (ll) excludes
      Certain Shares    [ ]


 11.  Percent of Class Represented By Amount in Row (11)

          8.70%

 12   Type of Reporting Person

          IC


 1.   Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

          CROWN CASUALTY COMPANY

 2.   Check the Appropriate Box if a Member of a Group      (a) [ ]
                                                            (b) [ ]
 3.   SEC Use Only


 4.   Citizenship or Place of Organization

          ILLINOIS

 5.   Sole Voting Power

          50,000 Common Shares

 6.   Shared Voting Power

          N/A

 7.   Sole Dispositive Power

          50,000 Common Shares

 8.   Shared Dispositive Power

          N/A

 9.   Aggregate Amount Beneficially Owned By Each Reporting Person

          50,000 Common Shares

 10.  Check Box if the Aggregate Amount in Row (ll) excludes
      Certain Shares                                            [ ]



 11.  Percent of Class Represented By Amount in Row (11)

          2.17%

 12.  Type of Reporting Person

          IC




 1.   Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

          CORONET INSURANCE COMPANY

 2.   Check the Appropriate Box if a Member of a Group      (a) [ ]

                                                           (b) [ ]
 3.   SEC Use Only


 4.   Citizenship or Place of Organization

          ILLINOIS

 5.   Sole Voting Power

          285,100 Common Shares

 6.   Shared Voting Power

          N/A

 7.   Sole Dispositive Power

          285,100 Common Shares

 8.   Shared Dispositive Power

          N/A

 9.   Aggregate Amount Beneficially Owned By Each Reporting Person

          285,100 Common Shares



 10.  Check Box if the Aggregate Amount in Row (ll) excludes
      Certain Shares                                           [ ]


 11.  Percent of Class Represented By Amount in Row (11)

          12.39%

 12   Type of Reporting Person

          IC, HC


 1.   Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

          NORMANDY INSURANCE AGENCY, INC.

 2.   Check the Appropriate Box if a Member of a Group      (a) [ ]
                                                            (b) [ ]

 3.   SEC Use Only


 4.   Citizenship or Place of Organization

          ILLINOIS

 5.   Sole Voting Power

          285,100 Common Shares

 6.   Shared Voting Power

          N/A

 7.   Sole Dispositive Power

          285,100 Common Shares

 8.   Shared Dispositive Power

          N/A

 9.   Aggregate Amount Beneficially Owned By Each Reporting Person

          285,100 Common Shares


 10.  Check Box if the Aggregate Amount in Row (ll) excludes
      Certain Shares                                           [ ]


 11.  Percent of Class Represented By Amount in Row (11)

          12.39%

 12.  Type of Reporting Person

          CO, HC


 1.   Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

          SUNSTATES CORPORATION (formerly known as ACTON
          CORPORATION)

 2.   Check the Appropriate Box if a Member of a Group      (a) [ ]
                                                            (b) [ ]
 3.   SEC Use Only

 4.   Citizenship or Place of Organization

          DELAWARE

 5.   Sole Voting Power

          285,100 Common Shares

 6.   Shared Voting Power

          N/A

 7.   Sole Dispositive Power

          285,100 Common Shares

 8.   Shared Dispositive Power

          N/A

 9.   Aggregate Amount Beneficially Owned By Each Reporting Person

          285,100 Common Shares


 10.  Check Box if the Aggregate Amount in Row (ll) excludes
      Certain Shares                                           [ ]


 11.  Percent of Class Represented By Amount in Row (11)

          12.39%

 12.  Type of Reporting Person

          CO, HC



 1.   Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

          WISCONSIN REAL ESTATE INVESTMENT TRUST

 2.   Check the Appropriate Box if a Member of a Group      (a) [ ]
                                                            (b) [ ]
 3.   SEC Use Only


 4.   Citizenship or Place of Organization

          WISCONSIN

 5.   Sole Voting Power

          285,100 Common Shares

 6.   Shared Voting Power

          N/A

 7.   Sole Dispositive Power

          285,100 Common Shares

 8.   Shared Dispositive Power

          N/A

 9.   Aggregate Amount Beneficially Owned By Each Reporting Person

          285,100 Common Shares



 10.  Check Box if the Aggregate Amount in Row (ll) excludes
      Certain Shares                                           [ ]


 11.  Percent of Class Represented By Amount in Row (11)

          12.39%

 12.  Type of Reporting Person

          CO--COMMON LAW TRUST


 1.   Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

          HICKORY FURNITURE COMPANY

 2.   Check the Appropriate Box if a Member of a Group      (a) [ ]
                                                            (b) [ ]
 3.   SEC Use Only


 4.   Citizenship or Place of Organization

          DELAWARE

 5.   Sole Voting Power

          285,100 Common Shares

 6.   Shared Voting Power

          N/A

 7.   Sole Dispositive Power

          285,100 Common Shares

 8.   Shared Dispositive Power

          N/A

 9.   Aggregate Amount Beneficially Owned By Each Reporting Person

          285,100 Common Shares


 10.  Check Box if the Aggregate Amount in Row (ll) excludes
      Certain Shares                                            [ ]


 11.  Percent of Class Represented By Amount in Row (11)

          12.39%

 12.  Type of Reporting Person

          CO, HC



 1.   Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

          TELCO CAPITAL CORPORATION

 2.   Check the Appropriate Box if a Member of a Group      (a) [ ]
                                                            (b) [ ]
 3.   SEC Use Only

 4.   Citizenship or Place of Organization

          DELAWARE

 5.   Sole Voting Power

          285,100 Common Shares

 6.   Shared Voting Power

          N/A

 7.   Sole Dispositive Power

          285,100 Common Shares

 8.   Shared Dispositive Power

          N/A

 9.   Aggregate Amount Beneficially Owned By Each Reporting Person

          285,100 Common Shares

 10.  Check Box if the Aggregate Amount in Row (ll) excludes
      Certain Shares                                           [ ]

 11.  Percent of Class Represented By Amount in Row (11)

          12.39%

 12.  Type of Reporting Person

          CO, HC


 1.   Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

          RDIS CORPORATION (formerly known as
          LIBCO CORPORATION)

 2.   Check the Appropriate Box if a Member of a Group      (a) [ ]
                                                            (b) [ ]
 3.   SEC Use Only


 4.   Citizenship or Place of Organization

          DELAWARE

 5.   Sole Voting Power

          285,100 Common Shares

 6.   Shared Voting Power

          N/A

 7.   Sole Dispositive Power

          285,100 Common Shares

 8.   Shared Dispositive Power

          N/A

 9.   Aggregate Amount Beneficially Owned By Each Reporting Person

          285,100 Common Shares

 10.  Check Box if the Aggregate Amount in Row (ll) excludes
      Certain Share                                            [ ]


 11.  Percent of Class Represented By Amount in Row (11)

          12.39%

 12.  Type of Reporting Person

          CO, HC


 1.   Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

          CLYDE WM. ENGLE

 2.   Check the Appropriate Box if a Member of a Group      (a) [ ]
                                                            (b) [ ]
 3.   SEC Use Only


 4.   Citizenship or Place of Organization

          USA

 5.   Sole Voting Power

          285,100 Common Shares

 6.   Shared Voting Power

          N/A

 7.   Sole Dispositive Power

          285,100 Common Shares

 8.   Shared Dispositive Power

          N/A

 9.   Aggregate Amount Beneficially Owned By Each Reporting Person

          285,100 Common Shares

 10.  Check Box if the Aggregate Amount in Row (ll) excludes
      Certain Shares                                           [ ]


 11.  Percent of Class Represented By Amount in Row (11)

          12.39%

 12.  Type of Reporting Person

          IN


                     Kewaunee Scientific Corporation

 Item l(b)           Address of Principal Executive Offices:

                     2700 West Front Street
                     Statesville, NC  28677-2927


 Item 2(a)(b)(c)
            I.  (a)   Name of Person Filing:

                       Casualty Insurance Company of Florida

                (b)  Address of Principal Business Office

                       3500 West Peterson Avenue
                       Chicago, Illinois  60659

                (c)  Citizenship:

                     Florida

           II.  (a)  Name of Person Filing:

                       Crown Casualty Company

                (b)  Address of Principal Business Office

                       3500 West Peterson Avenue
                       Chicago, Illinois  60659

                (c)  Citizenship:

                     Illinois

          III.  (a)  Name of Person Filing:

                       Coronet Insurance Company

                (b)  Address of Principal Business Office

                       3500 West Peterson Avenue
                       Chicago, Illinois  60659

                (c)  Citizenship:

                     Illinois

           IV.  (a)  Name of Person Filing:

                       Normandy Insurance Agency, Inc.

                (b)  Address of Principal Business Office
                       3500 West Peterson Avenue
                       Chicago, Illinois  60659

                (c)  Citizenship:

                     Illinois

            V.  (a)  Name of Person Filing:

                       Sunstates Corporation

                (b)  Address of Principal Business Office

                       4600 Marriott Drive - Suite 200
                       Raleigh, North Carolina  27612

                (c)  Citizenship:

                     Delaware

           VI.  (a)  Name of Person Filing:

                       Wisconsin Real Estate Investment Trust

                (b)  Address of Principal Business Office

                       55 E. Monroe Street-Suite 1600
                       Chicago, Illinois  60603

                (c)  Citizenship:

                     Wisconsin


           VII. (a)  Name of Person Filing:

                       Hickory Furniture Company

                (b)  Address of Principal Business Office

                       55 E. Monroe Street-Suite 1600
                       Chicago, Illinois  60603

                (c)  Citizenship:

                     Delaware

          VIII. (a)  Name of Person Filing:

                       Telco Capital Corporation

                (b)  Address of Principal Business Office

                       55 E. Monroe Street-Suite 1600
                       Chicago, Illinois  60603

                (c)  Citizenship:

                     Delaware


            IX. (a)  Name of Person Filing:

                       RDIS Corporation

                (b)  Address of Principal Business Office

                       55 E. Monroe Street-Suite 1600
                       Chicago, Illinois  60603

                (c)  Citizenship:

                     Delaware

            X.  (a)  Name of Person Filing:

                       Clyde Wm. Engle

                (b)  Address of Principal Business Office

                       55 E. Monroe Street-Suite 1600
                       Chicago, Illinois  60603

                (c)  Citizenship:

                     U.S.A.

 Item 2(d)        Title of Class Securities:

                  Common Stock

 Item 2(e)      CUSIP Number:

                  492 854 104


 Item 3 If this statement is filed pursuant to Rules l3d-l(b), or 13d-2(b), check whether the person filing is a:


                (a) [   ]  Broker or Dealer registered under
                           Section l5 of the Act
                (b) [   ]  Bank as defined in Section 3(a)(6)
                (c) [ X ]  Insurance Company as defined in
                           section 3(a)(l9) of the Act
                (d) [   ]  Investment Company registered
                           under section 8 of the Investment
                           Company Act
                (e) [   ]  Investment Adviser registered under
                           section 203 of the Investment Advisers
                           Act of l940
                (f) [   ]  Employee Benefit Plan, Pension Fund
                           which is subject to the provisions of the Employee
                           Retirement Income Security Act of l974 or
                           Endowment Fund: see <section>240.13d-(l)(b)(l)
                           (ii)(F)

                (g)[ X  ]  Parent Holding Company, in accordance
                           with  <section>240.13d-l(b)(ii)(G)
                           (note: see Item 7)
                (h) [   ]  Group, in accordance with <section>240.13d-l(b)(l)
                           (ii)(H)

 Item 4.        Ownership

                (a) Amount  beneficially Owned by Coronet Insurance Company on December 31, 1995 - 285,100 shares, including 15,000 shares owned directly; 200,100 shares owned by its subsidiary, Casualty Insurance Company of Florida, 50,000 shares owned directly by its subsidiary, Crown Casualty Company and 20,000 shares owned by its subsidiary, National Assurance Indemnity Company.

               (b)  Percent of Class

                    Approximately 12.39%

               (c)  Number of shares as to which such person has:


                  (i)         Sole power to vote or to direct the vote


                                      285,100

                 (ii)         shared power to vote or to direct the
                              vote:

                                   All the shares owned by
                                   Casualty Insurance Company of Florida,
                                   Crown Casualty Company or National
                                   Assurance  Indemnity Company or their
                                   parent, Coronet Insurance Company,
                                   may also be deemed to be
                                   owned beneficially by the other reporting persons.

                 (iii)        sole power to dispose or to direct the
                              disposition of:

                                      285,100
                  (iv) shared power to dispose or to direct the disposition of:

                                   All the shares  owned  by  Casualty
                                   Insurance  Company  of Florida, National
                                   Assurance Indemnity Company, Crown Casualty
                                   Company or their parent, Coronet Insurance
                                   Company, may also be deemed to be owned
                                   beneficially by the other reporting
                                   persons.


 Item 5.       Ownership of Five Percent or Less of a Class

                   No

 Item 6.       Ownership  of  More  than  Five Percent on Behalf of Another
               Person

                   Not Applicable

 Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By The Parent Holding Company

                   Not Applicable

 Item 8.       Identification and Classification of Members of the Group

                   Not Applicable

 Item 9.       Notice of Dissolution of Group

                   Not Applicable

 Item 10.      Certification

     By signing below the undersigned certifies that to the best of the undersigned's knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a part of any transaction having such purposes or effect.

     After  reasonable  inquiry  and  to  the  best  of  the  undersigned's
 knowledge  and  belief,  the  undersigned  hereby  certifies   that   the
 information set forth in this statement is true, complete and correct.







                              SIGNATURES


 Dated:  February 14, 1996

                              CASUALTY INSURANCE COMPANY OF FLORIDA
                              CROWN CASUALTY COMPANY
                              CORONET INSURANCE COMPANY
                              NORMANDY INSURANCE AGENCY, INC.
                              SUNSTATES CORPORATION
                              WISCONSIN REAL ESTATE  INVESTMENT
                              TRUST
                              HICKORY FURNITURE COMPANY
                              TELCO CAPITAL CORPORATION
                              RDIS CORPORATION


                              By:  /S/ CLYDE WM. ENGLE
                                   Clyde Wm. Engle
                                   Thereunto duly authorized